Braintech Accepts Resignation of Frederick Weidinger

Vancouver, BC – November 17, 2005 – Braintech, Inc. (OTCBB: BRHI), a leading provider of vision guided robotic (“VGR”) software solutions, announced today that it has accepted the resignation of Frederick Weidinger from its Board of Directors.

Owen Jones, Braintech’s CEO states, “We were very pleased when Rick Weidinger joined our Board of Directors. He brought to us a wealth of knowledge and an extensive background in building successful technology companies. Subsequent to joining Braintech, Rick became the owner of A1 Team USA. The A1 Grand Prix auto racing circuit is considered the world cup of motorsport and Rick’s A1 Team USA will compete against teams from up to twenty-four other countries in a calendar of twelve racing events on five continents. Rick has also become the Chairman of Chalk Inc., a wholly owned subsidiary of Chalk Media Corp. These two new endeavors don’t allow Rick the time to participate fully on our Board of Directors. It is our intension to recruit a new independent director who can actively contribute as we address the challenges faced with a growing business. We wish Rick the best of success in these new endeavors and thank him for his services to Braintech.”

About Braintech (OTCBB:  BRHI) – For more information, visit www.braintech.com.

Statements in this document that are not purely historical are forward-looking statements and reflect the current views of management with respect to future events and are subject certain risks, uncertainties and assumptions.  It is important to note that the Company’s actual results could differ materially from those in such forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties such as technical difficulties in developing the products; competition from other suppliers of similar products; pricing that may not be acceptable to potential markets; and many other known and unknown factors.  Readers should also refer to the risk disclosures outlined in the Company’s 10-KSB and 10-QSB Forms filed from time to time with the SEC.

Contact:

Jennifer Summers

Braintech Inc.

#102 – 930 W 1st Street

Vancouver BC V7P 3N4

604-988-6440 x 202

jsummers@braintech.com